Exhibit 99.1

RockTenn Announces Senior Notes Offering

NORCROSS, Ga.--(BUSINESS WIRE)--February 14, 2012--RockTenn (NYSE: RKT) announced today that it intends to commence an offering of senior notes, which it expects to include senior notes maturing in 2019 and senior notes maturing in 2022. The notes will be guaranteed on an unsecured, unsubordinated basis by certain of RockTenn's existing and future domestic subsidiaries. The notes will be offered only to persons in the United States and to, or for the account or benefit of, U.S. Persons, in each case that are qualified institutional buyers in accordance with the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act.

RockTenn intends to use the net proceeds from the offering, together, if necessary, with additional available liquidity, to prepay all of the $746.3 million in aggregate principal amount of loans outstanding under its existing term loan B facility and to pay costs and expenses relating to such prepayment, including accrued and unpaid interest. RockTenn intends to use any remaining net proceeds, if any, to repay amounts outstanding under RockTenn’s revolving credit facility or receivables facility.

The notes have not been registered under the Securities Act or the securities laws of any jurisdiction and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

CONTACT:
RockTenn
John Stakel, 678-291-7900
Senior Vice President-Treasurer
jstakel@rocktenn.com